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                  [LETTERHEAD OF ROBOTIC VISION SYSTEMS, INC.]



                                             August 19, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re:  Robotic Vision Systems, Inc.

Ladies and Gentlemen:

      Pursuant to Rule 461(a) under the Securities Act of 1933, the undersigned hereby requests acceleration of the effective date of its Registration Statement on Form S-1, as amended, under said Act (Registration No. 333-118017), so that the same will be declared effective on August 24, 2004 at 9:30 a.m., New York City time, or as soon thereafter as practicable.

                                         Very truly yours,

                                         ROBOTIC VISION SYSTEMS, INC.


                                         By: /s/ Ira Roxland
                                             ----------------------------------
                                             Ira Roxland
                                             Assistant Secretary